PROSPECTUS SUPPLEMENT NO. 5 (to Prospectus dated September 15, 2021)	Filed pursuant to Rule 424(b)(3) Registration No: 333-259281

Momentus Inc.

Up to 41,654,148 Shares of Class A Common Stock
Up to 19,897,500 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
and Up to 1,018,281 Shares of Class A Common Stock Issuable Upon Exercise of Options
and Up to 634,708 Shares of Class A Common Stock Issued Upon Exercise of Options
and Up to 272,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated September 15, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259281). This prospectus supplement is being filed to update the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2022 (the “Current Report”). The text of Item 5.02 of our Current Report on Form 8-K is attached to and a part of this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 54,579,637 shares of our Class A common stock, par value $0.00001 per share (“Class A Stock”), which consists of (i) 495,000 shares of Class A Stock (the “Founder Shares”) originally issued in a private placement to SRC-NI Holdings, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of Stable Road Acquisition Corp. (“SRAC”) and subsequently distributed to certain equityholders of the Sponsor, (ii) 50,000 shares of Class A Stock (the “Underwriter Shares”) originally issued in a private placement to and Cantor Fitzgerald & Co. (“Cantor”) in connection with the IPO, (iii) 50,000 shares of Class A Stock (the “Finder Shares”) issued pursuant to a finder’s agreement dated June 28, 2020, (iv) 4,062,500 shares of Class A Stock originally issued to the Sponsor and SRAC PIPE Partners LLC in connection with the IPO, (v) 25,996,648 shares of Class A Stock issued pursuant to the Merger Agreement (as defined in the Prospectus), (vi) 11,000,000 shares of Common Stock issued to certain investors pursuant to subscription agreements dated July 15, 2021 (the “PIPE Shares”), (vii) 11,272,500 shares of Class A Stock issuable upon the exercise of 11,272,500 warrants originally issued in a private placement to the Sponsor and Cantor in connection with the IPO (the “Sponsor and Underwriter Private Warrants”) or in a private placement in connection with the Business Combination (as defined in the Prospectus) (the “PIPE Private Warrants”), in each case at an exercise price of $11.50 per share of Class A Stock (collectively, the “Private Warrants”), (viii) up to 1,018,281 shares of Class A Stock issuable upon the exercise of certain Rollover Options (as defined in the Prospectus), and (ix) 634,708 shares of Class A Stock issued upon the exercise of certain Rollover Options and (B) up to 272,500 Private Warrants.

In addition, the Prospectus relates to the offer and sale of up to 8,625,000 shares of Class A Stock that are issuable by us upon the exercise of 8,625,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”).

Our Class A Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “MNTS” and “MNTSW,” respectively. On January 6, 2022, the last reported sales price of our Class A Stock was $3.71 per share and the last reported sales price of our Public Warrants was $0.519 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated September 15, 2021 with respect to the securities described above, including any amendments or supplements thereto.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our Class A Stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 14, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
February 9, 2022
Date of Report (date of earliest event reported)
Momentus Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 N. First Street San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)
(650) 564-7820
Registrant's telephone number, including area code
Stable Road Acquisition Corp.

1345 Abbot Kinney Blvd. Venice, California
2020	90291
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Capital Market LLC
Warrants	MNTSW	The Nasdaq Capital Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 9, 2022, Momentus Inc. (the “Company”) entered into an agreement with the Company’s former President, Fred Kennedy, Ph.D. (the “Separation Agreement”), who as previously reported by the Company resigned effective January 21, 2022. The Separation Agreement provides Dr. Kennedy the opportunity to revoke the Separation Agreement within eight calendar days, in which case the Separation Agreement will not be effective and no amounts will be paid.
If Dr. Kennedy does not revoke the Separation Agreement within eight calendar days, he will be entitled to a cash payment in the amount of $250,000 on February 16, 2022, and a second cash payment in the amount of $100,000 payable no later than April 1, 2022. The treatment of Dr. Kennedy’s outstanding equity awards will be determined in accordance with the terms of the Company’s 2021 Equity Incentive Plan and the applicable award agreements.
In exchange for the consideration provided in the Separation Agreement, Dr. Kennedy agreed to a customary release of claims against the Company and related entities. The Separation Agreement also includes customary covenants regarding confidentiality, intellectual property, indemnification and non-disparagement.
The foregoing description of the Separation Agreement does not purport to be a complete statement of the parties’ rights and obligations under such document and is qualified in its entirety by reference to the full text of such document, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Letter Agreement between the Company and Fred Kennedy.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/Jikun Kim
		Name:	Jikun Kim
Dated:	February 14, 2022	Title:	Chief Financial Officer

Exhibit 10.1
MOMENTUS INC.
February 7, 2022

Fred Kennedy, Ph.D.
President
Momentus Inc.

Dear Fred:
This letter (the “Agreement”) confirms and constitutes the agreement between you, on the one hand, and Momentus Inc., a Delaware corporation (“Momentus Inc.”), and Momentus Space LLC, a Delaware limited liability company, (“Momentus Space”) on behalf of themselves, their subsidiaries, and their affiliates (collectively, the “Company”), on the other hand, regarding the end of your employment and service as an officer with the Company.
1.Termination Date. Your employment with the Company will be terminated effective January 21, 2022 (the “Termination Date”). By signing this Agreement, effective as of the close of business on your Termination Date, you hereby resign as the President of Momentus Inc. and from any and all other officer or other positions held by you with the Company, and you agree to execute and deliver any additional documentation that may be requested of you to give effect to all such resignations. You further agree that after the Termination Date you will not represent to anyone that you are still an employee or officer of the Company and you will not say or do anything purporting to bind the Company or any of its affiliates.
2.No Other Amounts/Benefits Owed. You acknowledge and agree that as of the date of this Agreement you have been paid all of your salary, wages, commissions, bonuses, vacation/PTO, and other compensation due to you by the Company. You acknowledge and agree that you have not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to you. You further agree that as of the date of this Agreement you have no unreimbursed business expenses arising out of your employment with the Company, and that you have submitted all reimbursement requests for business expenses incurred by you. You also agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company beyond the amounts described above and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

3.Severance. Although you are not otherwise entitled to receive such severance from the Company, and in full satisfaction of and in lieu of any severance described in the offer letter by and between you and the Company dated September 9, 2020 (the “Offer Letter”), and subject to, and in consideration for, your execution of this Agreement within 21 days after your receipt of it and your non-revocation of this Agreement within 7 days after you sign it, and provided you comply with all of the terms and conditions of this Agreement, the Confidential Information Agreement (as defined below), the Indemnification Agreement (as defined below), and all Company policies, the Company will provide you with the following severance payment and benefits:
a.Cash Severance. The Company will pay you severance equal to $350,000.00 (USD), less all applicable withholdings and other required deductions, which will be paid to you in two installments, with $250,000 paid on the Effective Date (as defined below) and $100,000 paid no later than April 1, 2022.
b.Equity. You acknowledge and agree that, on November 8, 2021, the Company granted you an award of 458,295 restricted stock units (the “RSUs”) pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”). You further acknowledge and agree that, as of the Termination Date, 152,908 of the RSUs will have vested and 305,387 RSUs will remain unvested. The RSUs and such vested shares acquired pursuant to the vesting of RSUs will remain subject to the terms and conditions of the Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement, and the Plan (collectively, the “Equity Documents”), including the termination provisions set forth therein. Further, you acknowledge and agree that, other than the vested portion of the RSUs described in this paragraph, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any shares of the Company’s capital stock or any other options, restricted stock, restricted stock units or other rights to purchase or receive shares of the Company’s capital stock.
4.General Release. With the exception of the Company’s Continuing Obligations provided in Section 9 below, in consideration for receiving the payment and benefits described in Section 3 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and the Entities’ respective past, present, and future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company and/or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay wages (including final wages) and/or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification; claims under the Employee Retirement Income Security Act (ERISA); claims under the Family and Medical Leave Act (FMLA); WARN Act claims; claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act, or any other federal, state, or local law prohibiting discrimination, harassment and/or retaliation; and claims under the California Labor Code, the California Business and Professions Code, and all other laws and regulations relating to employment.
You covenant not to sue the Released Parties for any of the claims released above, agree not to participate, except if compelled by law, in any class, collective, representative, or group action that may include any of the claims released above, and agree that you will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in or seek to recover in any litigation by other persons or entities against the Released Parties. Your release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement. Additionally, nothing in this Agreement precludes you from participating in any investigation or proceeding before any federal or state agency or governmental body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties, and waive any right to any individual monetary recovery or other relief in any such proceeding or lawsuit; provided, however, nothing in this Agreement is intended to impede your ability to report securities law violations to the Securities and Exchange Commission under the Dodd-Frank Act, or to receive a monetary award from a government administered whistleblower-award program. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature.
This is a full and complete release of any and all claims you may have or purport to have against any of the Released Parties through the date you sign this Agreement, provided that, you are not releasing any claims that arise after the date you sign this Agreement and the waiver and release contained in this Agreement does not apply to any claim which, as a matter of law, cannot be released by private agreement or any claim to indemnification by the Company based on any charter document, bylaw or agreement of the Company, state or federal law or policy of insurance. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.
5. 1542 Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.
6.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) the Company advises you to consult with an attorney prior to executing this Agreement; (c) you have a period of 21 calendar days within which to consider this Agreement (you may choose to execute the Agreement before such 21-day period has expired, but in no event should you execute the Agreement prior to the Termination Date); (d) you have 7 calendar days following your execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (the “Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph. To revoke the Agreement, you must email to Human Resources a written notice of revocation at hr@momentus.space, prior to the end of the 7-day revocation period. You acknowledge that your consent to this Agreement is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Agreement within the 21-day consideration period.
7.Breach. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all payments, equity benefits and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity.

8.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.
9.Continuing Obligations. At all times in the future, you and the Company will remain bound by: 1) the Confidential Information and Invention Assignment Agreement entered into by and between you and the Company with an effective date of September 14, 2020 (the “Confidential Information Agreement”), a copy of which is attached hereto as Attachment A, and 2) the Indemnification Agreement entered into by and between you and the Company with an effective date of August 12, 2021 (the “Indemnification Agreement”), a copy of which is attached hereto as Attachment B, and 3) the indemnification obligations of the Company provided in the Company’s Amended and Restated Bylaws (adopted on October 7, 2020, and effective as of August 12, 2021, the “Bylaws”). Notwithstanding the foregoing and the terms of the Indemnification Agreement and the Bylaws, and in consideration of the Cash Severance paid to you in accordance with Section 3 of this letter, you hereby irrevocably waive your rights, under any agreement or any other source, including but not limited to the Indemnification Agreement and the Bylaws, to advancement and indemnification for attorney’s fees and litigation costs and expenses in connection with your representation and defense (including through the exhaustion of any and all appeals) in the matter styled as In re Stable Road Acquisition Corp. Securities Litigation, Case No. 2:21-CV-5744 (C.D. Calif.) (the “Securities Matter”). Except for your attorney’s fees and litigation costs and expenses in the Securities Matter, which will be borne entirely by you and for which Momentus owes no obligation to advance or indemnify, the Company agrees to indemnify you (but not advance to you) pursuant to the Indemnification Agreement from and against all allegations, claims, actions, suits, demands, damages, liabilities, obligations, losses, settlements, and judgments that arise out of or relate to the Securities matter.
10.Return of Company Property. You agree that you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and you have returned and/or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment). You further agree to sign the Termination Certification, which is attached hereto as Attachment C.
11.Non-Disclosure. Except if required by law, you agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your spouse, and to your attorney or accountant in order for such individuals to render services to you.
12.Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, partners or principals of the Company or any entity with whom the Company or you have a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. Further, notwithstanding anything stated herein, nothing in this Agreement, including, without limitation, this Section 12, or the Confidential Information Agreement shall be construed to prevent you or the Company from disclosing information, or otherwise responding or testifying truthfully, in either case, to the extent required by a lawfully issued subpoena, a duly issued court order or other legal process; provided that you or the Company (as the case may be) provide the other party or parties, as applicable, with advance written notice and a reasonable opportunity to contest such subpoena, court order or other legal process and/or to seek an appropriate protective order to limit the use and disclosure of any such information or testimony. The Company agrees to instruct its Board of Directors and its executive officers to not “disparage” (as set forth above) you professionally or personally, or disparage your business acumen. Nothing herein is intended or should be construed to prohibit any person from disclosing information about unlawful acts in the workplace. The obligations imposed by this Section 12 shall not apply to statements made during testimony or through counsel during litigation of the Securities Matter.
13.Cooperation. You agree to cooperate fully with the Company and its counsel regarding any issue or matter that currently exists or may arise as the subject of litigation, administrative inquiry or internal investigation, which occurred during your employment with the Company. Full cooperation shall include, but is not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to the Company without the need of the subpoena process. In addition, you agree to cooperate fully in all matters relating to the transition of your employment and other matters reasonably requested by the Company, whether before or after your Termination Date. For purposes of clarity, this includes your continued support with respect to ongoing litigation, including the putative class action complaints involving the Company. In the event that you take a position in litigation of the Securities Matter that is adverse to the Company, such actions will not be deemed a violation of the obligations imposed by this Section if the decision to take such a position was made in good faith based upon advice of your counsel.
14.Section 409A. You and the Company intend that all payments made and benefits provided under this Agreement are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A and you shall indemnify the Company for any liability that arises as a result of Section 409A.
15.Workers’ Compensation. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with Company.
16.Dispute Resolution. To ensure rapid and economical resolution of any disputes relating to this Agreement, you and the Company voluntarily agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Jose, CA (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. As for the fees and cost of the arbitration, you shall be required to pay any initial filing fee and the Company shall be obligated to pay all other fees and cost of the arbitration. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party consistent with the laws of California. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.
17.Entire Agreement. You agree that except for the Confidential Information Agreement, the Indemnification Agreement, and the Equity Documents, and subject to and except as otherwise expressly provided in this Agreement (including, but not limited to, Paragraph 9 of this Agreement), this Agreement renders null and void any and all prior or contemporaneous negotiations, agreements, understandings or representations between you and the Company or any affiliate of the Company, including, but not limited to the Offer Letter. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
18.Governing Law. Except as to the Dispute Resolution section above, this Agreement shall be construed and interpreted in accordance with the laws of the State of California.

19.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, you and the Company request and intend that such provision be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
20.Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.
To accept this Agreement, please sign and date this Agreement and return it to me no later than 21 days after the date you receive this Agreement. This Agreement will be effective on the Effective Date.

I am pleased that we were able to part ways on these amicable terms. The Company and I wish you every success in your future endeavors.
Sincerely,
MOMENTUS INC.
By: /s/ John Rood
John Rood, Chief Executive Officer

My agreement with the terms and conditions of this Agreement is signified by my signature below. I agree to strictly comply with all the terms and conditions of this Agreement. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed: /s/ Fred Kennedy Date: 2/8/2022
Fred Kennedy
Attachment A: Confidential Information and Invention Assignment Agreement
Attachment B: Indemnification Agreement
Attachment C: Termination Certificate